Exhibit 99.1

NEWS RELEASE

CONTACT: Meghan Cox Manager Corporate Communications T - (412) 433-6777 E - mmcox@uss.com
FOR IMMEDIATE RELEASE
U. S. STEEL ANNOUNCES NEW ROLES FOR THREE EXECUTIVE LEADERS
PITTSBURGH, June 1, 2017 – Today, United States Steel Corporation (NYSE: X) President and Chief Executive Officer David B. Burritt announced new roles and responsibilities for operations-focused members of the company’s executive leadership team, effective immediately.
Vice President & Chief Supply Chain Officer Christine Breves will become Senior Vice President – Supply Chain & Manufacturing Support. She will continue as Chief Supply Chain Officer, and in her new role, will also oversee Asset Revitalization & Manufacturing Excellence, Information Technology, and Business Support.
Scott Buckiso, currently Vice President – European Solutions will advance to Senior Vice President – European Solutions. Buckiso began his career with U. S. Steel in 1990 as a management associate and has served in roles of increasing responsibility within the company including tenure at the Mon Valley, Great Lakes and Gary Works facilities. Buckiso has executive responsibility for the company’s operations in the Slovak Republic, a role he has held since 2015.
Pipasu Soni will serve as Interim Chief Financial Officer in the role vacated by Burritt upon his appointment as President & CEO. Soni, currently the company’s Vice President – Finance, will now oversee all of the company’s financial activities until an active search for a permanent CFO is completed.
As announced earlier today, Barry Melnkovic, a recent addition to the U. S. Steel team, has been named Vice President and Chief Human Resources Officer with responsibility for all facets of the company’s human resources division as well as labor relations.

©2017 U. S. Steel. All Rights Reserved	www.ussteel.com

Of the new roles, Burritt said, “These changes are designed to drive an operational excellence mindset deeper into our business – from our manufacturing facilities to the numerous business processes that support them. An increased focus on our operations is critical as we move to accelerate our asset revitalization efforts and realize improvements in safety, quality, delivery, and cost. Christie, Scott, Pipasu, and Barry will provide key insight and expertise to guide our operational excellence.”
Breves, Buckiso, Soni, and Melnkovic will report to Burritt.
Complete biographies for Christine Breves, Scott Buckiso, and Pipasu Soni are now available on www.ussteel.com under About > Executive Team. An abbreviated biography for Barry Melnkovic is available in the press release issued earlier today.
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©2017 U. S. Steel. All Rights Reserved	www.ussteel.com